Filed Pursuant to Rule 424(b)(3)
File Number 333-182780

Prospectus Supplement No. 2

To Prospectus dated August 13, 2012

POSITIVEID CORPORATION
34,000,000
Shares of
Common Stock

This Prospectus Supplement No. 2 supplements the Prospectus dated August 13, 2012 relating to the resale by the selling stockholders of up to 34,000,000 shares of our common stock.  This Prospectus Supplement No. 2 includes the attached Form 8-K filed by us with the Securities and Exchange Commission on August 31, 2012.

This Prospectus Supplement No. 2 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other amendments or supplements to the Prospectus. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus and any other amendments or supplements to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 2 updates and supersedes the information contained in the Prospectus and any other amendments or supplements to the Prospectus.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 2, THE PROSPECTUS OR ANY OTHER AMENDMENTS OR SUPPLEMENTS TO THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is September 4, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2012

POSITIVEID CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA		33445
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Other Events.

On January 13, 2012, PositiveID Corporation (the “Company”) reported under Item 7.01 of Form 8-K that on January 11, 2012 it had entered into a Stock Purchase Agreement with VeriTeQ Acquisition Corporation (“VeriTeQ”), a Florida corporation owned and controlled by Scott R. Silverman, the Company’s former chairman and chief executive officer (the “VeriTeQ Stock Purchase Agreement”), whereby VeriTeQ purchased all of the outstanding capital stock of PositiveID Animal Health (“Animal Health”) in exchange for a secured promissory note in the amount of $200,000 (the “Note”) and 4 million shares of common stock of VeriTeQ representing a 10% ownership interest at the time. The Animal Health business included certain assets and liabilities relating to the Company’s implantable passive radio-frequency identification microchip business (the “VeriChip Business”), as well as all of the assets and liabilities relating to the Company’s Health Link business, which is a patient-controlled, online repository to store personal health information.   The term “VeriChip Business” did not include the GlucoChip, a glucose-sensing microchip based on the Company’s proprietary embedded biosensor intellectual property, or any product or application involving blood glucose detection or diabetes management (the “Restricted Applications”). The Note is secured by substantially all of the assets of Animal Health pursuant to a Security Agreement dated January 11, 2012 (the “Security Agreement”).

In connection with the VeriTeQ Stock Purchase Agreement, the Company entered into a License Agreement with VeriTeQ dated January 11, 2012 (the “Original License Agreement”), whereby the Company granted VeriTeQ a non-exclusive, perpetual, non-transferable, license to utilize the Company’s bio-sensor implantable radio frequency identification (RFID) device that is protected under United States Patent No. 7,125,382, “Embedded Bio Sensor System” (the “Patent”) for the purpose of designing and constructing, using, selling and offering to sell products or services related to the VeriChip Business, but excluding the Restricted Applications. Under the Original License Agreement, the Company was to receive royalties in the amount of ten percent (10%) on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the Patent, and a royalty of twenty percent (20%) on gross revenues generated under that certain Development and Supply Agreement between the Company and Medical Components, Inc. (“Medcomp”) dated April 2, 2009 (the “Medcomp Agreement”). The Company’s right to the Medcomp royalty payments was to terminate three (3) years following written clearance by the United States Food and Drug Administration of the Medcomp product that incorporates the VeriChip product. On June 26, 2012, the Original License Agreement was amended pursuant to which the license was converted from a non-exclusive license to an exclusive license, subject to VeriTeQ meeting certain minimum royalty requirements.

On August 28, 2012, the Company entered into an Asset Purchase Agreement with VeriTeQ (the “VeriTeQ Asset Purchase Agreement”), whereby VeriTeQ purchased all of the intellectual property, including patents and patents pending, related to the Company’s embedded biosensor portfolio of intellectual property. Under the VeriTeQ Asset Purchase Agreement, the Company is to receive royalties in the amount of ten percent (10%) on all gross revenues arising out of or relating to VeriTeQ’s sale of products, whether by license or otherwise, specifically relating to the embedded biosensor intellectual property, to be calculated quarterly with royalty payments due within 30 days of each quarter end. In 2012, there are no minimum royalty requirements. Minimum royalty requirements thereafter, and through the remaining life of any of the patents and patents pending, are as follows:

•	2013 - $400,000;
•	2014 - $800,000; and
•	2015 -through expiration of the patents (patents granted and pending) - $1,600,000.

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The Company is also to receive a royalty payment of twenty percent (20%) of gross revenues from products or services sold to Medcomp pursuant to the Medcomp Agreement, and any successor agreements with Medcomp, to be calculated quarterly with royalty payments due within 30 days of each quarter end. The total cumulative royalty payments under the Medcomp Agreement shall not exceed $600,000.

Simultaneously with the VeriTeQ Asset Purchase Agreement, the Company entered into a License Agreement (the “License Agreement") with VeriTeQ granting the Company an exclusive, perpetual, transferable, worldwide and royalty-free license to the Patent and patents pending that are a component of the GlucoChip in the fields of blood glucose monitoring and diabetes management. In connection with the VeriTeQ Asset Purchase Agreement, the Original License Agreement, as amended June 26, 2012, was terminated. Also on August 28, 2012, the Security Agreement was amended, pursuant to which the assets sold by the Company to VeriTeQ under the VeriTeQ Asset Purchase Agreement and the related royalty payments were added as collateral under the Security Agreement.

The Company also entered into a Shared Services Agreement with VeriTeQ on January 11, 2012 (the “Shared Services Agreement”), whereby the Company agreed to provide certain services to VeriTeQ in exchange for $30,000 per month, commencing January 23, 2012. On June 25, 2012, the Shared Services Agreement was amended, pursuant to which, effective June 1, 2012, the monthly charge for the shared services under the Shared Services Agreement was reduced from $30,000 to $12,000. On August 28, 2012, the Shared Services Agreement was further amended, pursuant to which, effective September 1, 2012, the monthly charge for the shared services under the Shared Services Agreement was reduced from $12,000 to $5,000.

The description of certain terms of the VeriTeQ Stock Purchase Agreement, the Note, the Security Agreement, the Original License Agreement, and the Shared Services Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of such agreements, which were filed as exhibits to Form S-1 filed by the Company on January 25, 2012. The description of certain terms of the amendments to the Original License Agreement and the Shared Services Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of such agreements, which were filed as exhibits to Form 10-Q filed by the Company on August 20, 2012. The Company plans to file the VeriTeQ Asset Purchase Agreement, the License Agreement and the amendments to the Security Agreement and the Shared Services Agreement as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: August 31, 2012
	By:	/s/ William J. Caragol
William J. Caragol Chief Executive Officer

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